UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, DC    20549



                                  FORM 8-K


                               CURRENT REPORT



                     Pursuant to Section 13 or 15(d) of
                         the Securities Act of 1934



     Date of Report (Date of earliest event reported):   September 24, 1997





                        BIOTECHNICA INTERNATIONAL, INC.
            (Exact name of registrant as specified in its charter)



         Delaware                       0-11854                 22-2344703
State or other jurisdiction of     (Commission File            IRS Employer
incorporation or organization)           Number)            Identification No.)



            4001 North War Memorial Drive, Peoria IL             61614
            (Address of principal executive offices)           (Zip Code)



       Registrant's telephone number, including area code:  (309)-681-0300



                          _______________N/A_________________
            (Former name or former address, if changed since last report)



ITEM 5.   OTHER EVENTS

BioTechnica International, Inc.(the "Company") reported today a net loss for the fiscal year ended June 30, 1997 of $1,449,000 ($0.02 per share), compared to a net loss for the prior fiscal year of $2,285,000 ($0.03 per share). For the first time since its 1994 restructuring, the Company had positive working capital generated by the business (i.e., the net loss of $1,449,000 is less than the sum of the depreciation and amortization expense of $1,453,000).

The Company announced the retirement of three members of its seven-member Board of Directors: Messrs. Jean Ferrand, William C. Hittinger, and Emmanuel Rougier. These Directors retired for separate and individual reasons. Bruno Carette, the President and CEO of the Company, said, "Certainly, many of the accomplishments of the Company during the last several years have been the result of the leadership of these individuals, and I extend my best wishes for success in their future endeavors."

Mr. Ferrand is also retiring from the Board of Directors of the Company's parent, Groupe Limagrain, S.A. of Chappes France ("Limagrain"), and will devote his time to his family farm. Mr. Hittinger has assumed the full-time responsibilities of Interim President of Lehigh University (PA). Mr. Rougier has assumed new duties as General Manager of the Limagrain Vegetable and Flower Division. To replace these retired Directors, the Board has appointed the following individuals to serve as Directors until the next annual shareholders meeting: Mr. Bruno Carette, who is the President and Chief Operating Officer of the Company and was elected the Chief Executive Officer of the Company upon the resignation of Mr. Rougier; Mr. Serge Lebreton, who is a member of the Board of Directors of Limagrain; and Mr. Claude Lescoffit, who is the Chief Executive Officer of Limagrain Agro-Genetics, the field seeds division of Limagrain.

Further with respect to significant activities in Fiscal 1997, the Company reported that, during the fourth quarter, it repurchased and retired a block of 11,324,051 shares of its common stock (approximately 9.8% of its then-outstanding shares) from a shareholder at a price per share that was substantially below the then-current market price and net book value per share. The effect of this repurchase was to increase proportionately the percentage of common stock of the Company held by all shareholders by approximately 9.8%.

Limagrain's ownership, through its majority-owned subsidiary Limagrain Genetics Corp. ("LG Corp."), increased from 85% to 94%. The Company noted that under Delaware law LG Corp. could effect a cash-out merger of the minority shareholders of the Company without a shareholder vote. LG Corp. could have taken this action at any time prior to the share repurchase at a shareholders meeting regardless of the vote of any other shareholder. At the present time, the Company and LG Corp. have had no discussions regarding such a merger.

BioTechnica International, Inc. is an agricultural products company dedicated principally to the production and marketing of proprietary hybrid corn, soybean, alfalfa, and other field seed products throughout the Midwest Corn Belt region of the United States.